UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2026

Daktronics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38747	46-0306862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
201 Daktronics Drive
Brookings, SD 57006
(Address of Principal Executive Offices, and Zip Code)
(605) 692-0200
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	DAKT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 20, 2026, the Board of Directors (the “Board”) of Daktronics, Inc. (the “Company”) authorized the Company to enter into a Separation and Release Agreement (the “Separation Agreement”) with Carla S. Gatzke pursuant to which Ms. Gatzke will cease to serve as Corporate Secretary and Vice President of Human Resources of the Company, effective as of January 31, 2026 (the “Separation Date”). Pursuant to the Separation Agreement, so long as Ms. Gatzke does not revoke her acceptance of the Separation Agreement within the time provided to do so and satisfies the other terms and conditions of the Separation Agreement (including compliance with certain restrictive covenants), Ms. Gatzke will receive the following consideration:

•a severance payment in the amount of $674,250, less applicable taxes and withholdings, to be paid in substantially equal installments beginning on the Company’s first regularly scheduled payroll date that is 45 days following the Separation Date and ending on the regularly scheduled pay date occurring on or immediately following the one-year anniversary of the initial severance payment date;

•all unvested stock option and time-vested restricted stock unit awards previously granted to Ms. Gatzke under the Company’s equity-based compensation plans that were outstanding immediately prior to the Separation Date will become immediately and fully vested (and, in the case of the stock options, fully exercisable) on the Separation Date;

•with respect to the unvested performance share units granted to Ms. Gatzke and outstanding immediately prior to the Separation Date (the “PSUs”): (i) a pro rata portion of the PSUs, with the proration based upon the number of days within the applicable performance period that have elapsed through the Separation Date, will remain outstanding and vest following the Separation Date based on actual performance levels pursuant to the 2025 Stock Incentive Plan and the relevant award agreements; and (ii) all other PSUs will be forfeited immediately following the Separation Date; and

•if Ms. Gatzke elects to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement payments for a period of up to 12 months following the Separation Date in an amount equal to the difference between (A) the amount Ms. Gatzke pays to effect and maintain COBRA coverage, and (B) the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under the Company’s group health plans, less applicable taxes, subject to the eligibility requirements under COBRA and the Separation Agreement.

The foregoing consideration to be paid to Ms. Gatzke under the Separation Agreement was determined in accordance with, and is entirely consistent with, the requirements for post-termination compensation payable to executive officers of the Company under the Daktronics, Inc. Amended and Restated Employee Retention and Protection Plan.

The Board further authorized the Company to enter into a Consulting Agreement with Ms. Gatzke (the “Consulting Agreement”), effective as of January 31, 2026 (the “Effective Date”), which provides that from the Effective Date through April 30, 2026 (the “Expiration Date”), Ms. Gatzke will serve as a consultant to the Company’s Chief Executive Officer (the “CEO”) or such other person as may be designated by the CEO in order to assist the Company with the transition of human resources matters, corporate secretarial matters, community relations, and related matters. In addition to, and separate and apart from, the payments set forth in the Separation Agreement, Ms. Gatzke will receive a monthly consulting fee of $30,000 for her services under the Consulting Agreement. If the Consulting Agreement is terminated for the Company’s convenience before the Expiration Date, and not as a result of Ms. Gatzke’s material breach of the Consulting Agreement, Ms. Gatzke will be entitled to a pro rata portion of the monthly consulting fee for the portion of the month in which services are provided. Ms. Gatzke is subject to certain restrictive covenants under the Separation Agreement and the Consulting Agreement regarding confidentiality, non-competition, non-disparagement, and non-solicitation.

The foregoing descriptions of the Separation Agreement and Consulting Agreement are not complete and are qualified in their entirety by reference to the full text of the Separation Agreement and Consulting Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation and Release Agreement by and between Carla S. Gatzke and Daktronics, Inc.
10.2	Consulting Agreement by and between Carla S. Gatzke and Daktronics, Inc.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKTRONICS, INC.

By: /s/ Howard I. Atkins
Howard I. Atkins
Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: January 21, 2026